AMENDMENT TO PARTICIPATION AGREEMENT

Amendment dated as of January 25, 2012 to the Participation Agreement, dated September 30, 2009, as restated April 1, 2011 Symetra Life Insurance Company (“Symetra”), Columbia Management Investment Advisers, LLC (successor to Columbia Management Advisors, Inc.) (“Columbia”), Columbia Management Investment Distributors, Inc. (successor to Columbia Management Distributors, Inc. (“CMID”) and Columbia Funds Variable Series Trust II.

The parties to the Agreement hereby agree to amend the Agreement as follows:

1.	Schedule A and B of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A and B.

2.	All other terms and provision of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the date specified above.

SYMETRA LIFE INSURANCE COMPANY

By:
Name: Daniel R. Guilbert
Title: Executive Vice President

COLUMBIA FUNDS VARIABLE SERIES TRUST II

By:
Name:
Title:

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:
Name:
Title:

COLUMBIA MANAGEMENT INVESTMENT DISTRIBUTORS, INC.
By its authorized officer,

By:
Name:
Title:

SCHEDULE A

CONTRACTS

Retirement Passport Group Variable Annuity
Symetra True Variable Annuity
Symetra Variable Corporate Owned Life Insurance
SCHEDULE B

DESIGNATED PORTFOLIO(S)

Columbia Variable Portfolio – Mid Cap Value Opportunity Fund (Class 1and2 Shares)
Columbia Variable Portfolio – International Opportunity Fund (Class 1and 2 Shares)
Columbia Variable Portfolio – Income Opportunities Fund (Class 1and 2Shares)